RESTRICTED STOCK UNIT AWARD AGREEMENT

Corporation:	Louisiana-Pacific Corporation, a Delaware corporation (“Corporation”)

Awardee:	[Employee name] (“Participant”)

Plan:	Louisiana-Pacific Corporation 2013 Omnibus Stock Award Plan (the “Plan”)

Award:	[XXX] Share units having a value equal to such number of Shares (“Restricted Stock Units”)

Grant Date:	__________ ___, 20___ (“Grant Date”)

Corporation and Participant agree as follows:
1.    Defined Terms. Capitalized terms not otherwise defined in this Restricted Stock Unit Award Agreement (the “Agreement”) have the meanings given them in the Plan.
2.    Grant of Restricted Stock Units. As of the Grant Date, Corporation has granted to Participant the Restricted Stock Units (which Award is a form of restricted stock grant under the Plan). Each Restricted Stock Unit represents the right of Participant to receive one Share subject to and upon the terms and conditions of this Agreement and the Plan.
3.    Acknowledgment. Participant acknowledges that the Restricted Stock Units are subject to the terms and conditions set forth in this Agreement and in the Plan.
4.     Vesting of Restricted Stock Units.
(a)    The Restricted Stock Units will become nonforfeitable and payable to Participant pursuant to Section 5 hereof on the _____ anniversary of the Grant Date (the “Vesting Date”), conditioned upon Participant’s continuous employment with the Company or a Subsidiary through the Vesting Date. Any Restricted Stock Units that do not so become nonforfeitable will be forfeited, including, except as provided in Section 4(b) below, if Participant ceases to be continuously employed by Corporation or a Subsidiary prior to the Vesting Date. For purposes of this Agreement, “continuously employed” means the absence of any interruption or termination of Participant’s employment with Corporation or with a Subsidiary. Continuous employment shall not be considered interrupted or terminated in the case of sick leave, military leave or any other leave of absence approved by Corporation or in the case of transfers between locations of Corporation and its Subsidiaries.
(b)    Notwithstanding Section 4(a) above, all of the Restricted Stock Units will become nonforfeitable and payable to Participant pursuant to Section 5 hereof upon the occurrence of any of the following events (each, an “Early Vesting Event”) if the Restricted Stock Units have not previously been forfeited or become nonforfeitable: termination of Participant’s continuous employment by reason of Participant’s death, Disability, or a Change of Control.
5.     Form and Time of Payment of Restricted Stock Units.
(a)    Payment for the Restricted Stock Units, after and to the extent they have become nonforfeitable, shall be made in the form of Shares. Except as provided in Section 5(b), such payment shall be made within 10 days following the date that the Restricted Stock Units become nonforfeitable pursuant to Section 4 hereof.
(b)    If the Restricted Stock Units become nonforfeitable (i) by reason of the occurrence of a Change of Control as described in Section 4(b), and if the Change of Control does not constitute a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code, or (ii) by reason of a termination of Participant’s employment by reason of Participant’s Disability, and if such termination does not constitute a “separation from service” for purposes of Section 409A(a)(2)(A)(i) of the Code, then payment for the Restricted Stock Units will be made upon the earliest of (w) Participant’s “separation from service” with Corporation and its Subsidiaries (determined in accordance with Section 409A(a)(2)(A)(i) of the Code), (x) the Vesting Date, (y) Participant’s death, or (z) the occurrence of a Change in Control that constitutes a “change in control” for purposes of Section 409A(a)(2)(A)(v) of the Code.
(c)    If the Restricted Stock Units become payable on Participant’s “separation from service” with the Corporation and its Subsidiary within the meaning of Section 409A(a)(2)(A)(i) of Code and Participant is a “specified employee” as determined pursuant to procedures adopted by Corporation in compliance with Section 409A of the Code, then payment for the Restricted Stock Units shall be made on the earlier of the first day of the seventh month after the date of Participant’s “separation from service” with Corporation and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or the Participant’s death.
(d)    Except to the extent provided by Section 409A of the Code and permitted by the Administrator, no Shares may be issued to Participant at a time earlier than otherwise expressly provided in this Agreement.
(e)    Corporation’s obligations to Participant with respect to the Restricted Stock Units will be satisfied in full upon the issuance of Shares corresponding to such Restricted Stock Units.
6.     Restrictions during Vesting Period. Subject to Section 6.6(a) of the Plan, prior to the Vesting Date or an Early Vesting Date, Participant may not sell, assign, pledge, transfer, encumber or otherwise dispose of the Restricted Stock Units (or the Shares subject to the Restricted Stock Units).
7.    Dividend, Voting and Other Rights. Participant will have no rights of ownership in the Shares underlying the Restricted Stock Units, no right to dividends and no right to vote the Shares underlying the Restricted Stock Units until the date on which the Shares underlying the Restricted Stock Units are issued or transferred to Participant pursuant to Section 5 above. However, from and after the Grant Date and until the earlier of (a) the time when the Restricted Stock Units are settled in Shares in accordance with Section 5 hereof or (b) the time when

Participant’s right to receive Shares in payment of the Restricted Stock Units is forfeited in accordance with Section 4, on the date that Corporation pays a cash dividend (if any) to holders of Shares generally, Corporation shall accrue an amount of cash equal to the product of the per-Share amount of the dividend paid multiplied by the number of such Restricted Stock Units. Such amount shall be paid to Participant only if, and at the same time as, the underlying Shares are delivered to Participant pursuant to Section 5.
8.     Tax Withholding. Corporation will have the right to deduct from any settlement of the Restricted Stock Units any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes. Participant must make arrangements satisfactory to Corporation for the satisfaction of any such withholding tax obligations. Corporation will not be required to make any such payment until such obligations are satisfied. Participant may elect that all or any part of such withholding requirement be satisfied by retention by Corporation of a portion of the Shares to be delivered to Participant or by delivering to Corporation other Shares held by Participant. If such election is made, the Shares so retained or delivered shall be credited against such withholding requirement at the Fair Market Value per Share of such Shares on the date of such delivery. In no event will the fair market value of the Shares to be withheld and/or delivered pursuant to this Section 8 to satisfy applicable withholding taxes exceed the minimum amount of taxes required to be withheld.
9.    Miscellaneous.
(a)    Compliance With Law. Corporation shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, Corporation shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

(b)    Compliance With Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Corporation without the consent of Participant).
(c)    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. Except as expressly provided in this Agreement, capitalized terms used herein will have the meaning ascribed to such terms in the Plan.
(d)    No Employment Rights. The grant of the Restricted Stock Units under this Agreement to Participant is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the Restricted Stock Units and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon Participant any right to be employed or remain employed by Corporation or any of its Subsidiaries, nor limit or affect in any manner the right of Corporation or any of its Subsidiaries to terminate the employment or adjust the compensation of Participant.
(e)    Relation to Other Benefits. Any economic or other benefit to Participant under this Agreement or the Plan shall not be taken into account in determining any benefits to which Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by Corporation or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of Corporation or any of its Subsidiaries
(f)    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (i) no amendment shall adversely affect the rights of Participant under this Agreement without Participant’s written consent, and (ii) Participant’s consent shall not be required to an amendment that is deemed necessary by Corporation to ensure compliance with Section 409A of the Code.
(g)    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.
(h)    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Administrator acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.
(i)    Successors and Assigns. Without limiting the provisions of this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of Participant, and the successors and assigns of Corporation.

(j)    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.
[signature page follows]
    IN WITNESS WHEREOF, Corporation has caused this Agreement to be executed on its behalf by its duly authorized officer and Participant has executed this Agreement, effective as of _________, ___, 20__.

Corporation:	LOUISIANA-PACIFIC CORPORATION _____________________________________ By: [officer name] Its: [officer title]
Participant:
[Participant name]